EXHIBIT 16.1

July 25, 2012

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the financial statements of LL&E Royalty Trust (“the Trust”) as of and for the year ended December 31, 2011. As principal accountants for the Trust, under the date of August 19, 2011, we reported on the financial statements of the Trust as of and for the year ended December 31, 2010. On July 19, 2012, we were dismissed. We have read LL&E Royalty Trust’s statements included under Item 4.01 of its Form 8-K dated July 25, 2012, and we agree with such statements, except that (i) we are not in a position to agree or disagree with LL&E Royalty Trust’s statement that the dismissal was approved by the trustee, (ii) we are not in a position to agree or disagree with LL&E Royalty Trust’s statement that the trustee approved the engagement of UHY LLP as principal accountants of the Trust and (iii) we are not in a position to agree or disagree with LL&E Royalty Trust’s statement that UHY LLP was not consulted regarding the application of accounting principles to a specific completed or contemplated transaction, the type of audit opinion that might be rendered on the Trust’s financial statements, or any matter that was the subject of a disagreement or event identified in response to Item 304(a)(1)(v) of Regulation S-K.

Very truly yours,

/s/ KPMG